EXHIBIT 19.1

LANDS’ END, INC.

Insider Trading Policy

I.
Purpose

This Insider Trading Policy (this “Policy”) provides you with guidelines with respect to transactions in the securities of Lands’ End, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. The Company may change the procedures or adopt new procedures as the Company considers appropriate in order to carry out the purposes of the Policy.

II.
Persons Subject to this Policy; Family Members and Controlled Entities

This Policy applies to you if you are an officer of the Company, another employee of the Company or its subsidiaries or a member of the Company’s Board of Directors. The Company may also determine that other persons should be subject to this Policy, such as certain shareholders, contractors or consultants who have access to the Company’s material nonpublic information. If this Policy applies to you, then this Policy also applies to your family members residing with you, anyone else living in your household, and any family members not living with you whose transactions in the Company’s securities are directed by you, or subject to your influence and control, such as family members who consult with you before they trade in Company Securities (collectively, “Family Members”), as well as any entities you control, including any corporations, partnerships, or trusts (collectively, “Controlled Entities”). Transactions by Family Members and Controlled Entities should be treated for the purposes of this Policy as if they were for your own account. You are responsible for the transactions of Family Members and Controlled Entities, and therefore should make them aware of the terms of this Policy.

III.
Transactions Subject to this Policy

This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, restricted stock or any other type of securities that the Company may issue, as well as derivative securities that are not issued by the Company, such as exchange- traded put or call options or swaps relating to the Company’s securities.

IV.
Individual Responsibility

You have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. You are responsible for making sure that you comply with this Policy and that your Family Members and Controlled Entities, also comply with this Policy. In all cases, the responsibility for determining whether you are in possession of material nonpublic information rests with you, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws. You could also be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

V.
Administration of this Policy

The Company’s General Counsel will serve as the Compliance Officer for the purposes of this Policy, and in their absence, the Company’s Chief Financial Officer, or another employee designated by the Compliance Officer will be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer will be final and not subject to further review.

VI.
Statement of Policy

It is the policy of the Company that no director, officer or other employee of the Company (or any other person who this Policy or the Compliance Officer designates as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through Family Members, Controlled Entities, or any other persons or entities:

EXHIBIT 19.1

A.
Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans”;
B.
Recommend the purchase or sale of any Company Securities;
C.
Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
D.
Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted in this Policy. There is no exception from this Policy for transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or small transactions. The securities laws do not recognize any mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

VII.
Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information significant in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and enforcement authorities often evaluate it with the benefit of hindsight. In simple terms, material information is any type of information that could reasonably be expected to affect the price of Company securities. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•
Projections of future earnings or losses, or other earnings guidance;
•
Changes to previously announced earnings guidance;
•
A pending or proposed merger, acquisition or tender offer;
•
A pending or proposed acquisition or disposition of a significant asset;
•
A pending or proposed joint venture;
•
A Company restructuring;
•
Significant related party transactions;
•
A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•
Bank borrowings or other financing transactions out of the ordinary course;
•
The establishment of a repurchase program for Company Securities;
•
A significant change in the Company’s pricing or cost structure;
•
Cybersecurity risks and incidents, including vulnerabilities;
•
Major marketing changes;
•
New major contracts, orders, suppliers, customers or finance sources, or the loss thereof;
•
Significant changes or developments in supplies or inventory, including significant product defects or returns;
•
Significant labor disputes or negotiations;
•
The contents of forthcoming publications or statements by stock market analysts regarding the Company and/or its subsidiaries;

EXHIBIT 19.1

•
A change in senior management;
•
A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•
Pending or threatened significant litigation, or the resolution of such litigation;
•
Impending bankruptcy or the existence of severe liquidity problems; and
•
The imposition of a ban on trading in Company Securities or the securities of another company.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. To establish that information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through newswire services, a broadcast on a widely-available radio or television program, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second full trading day after the Company releases the information. If, for example, the Company were to make an announcement on a Tuesday morning before the commencement of trading, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

VIII.
Information Concerning Other Companies

In the course of your association with the Company, you may have access to information that is material and nonpublic to other companies, including, but not limited to, customers, partners and competitors of the Company. For example, an individual may possess nonpublic information that a major prospective vendor has chosen to sell products to the Company instead of a competitor. Such material and nonpublic information is the property of the Company and trading, tipping or rendering trading advice relating to the securities of such other companies while aware of such material and nonpublic information could violate federal and state securities laws. In addition, inappropriate trading, tipping or trading advice could irretrievably damage the Company’s customer or partnership relationships. For these reasons, the Company prohibits persons from trading, tipping and rendering trading advice relating to other companies while aware of information that is material and nonpublic relating to such companies.

IX.
Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s equity incentive plans or to the exercise of a share withholding right pursuant to which you have elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements or the exercise price for the option. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay tax withholding amounts or the exercise price of an option or otherwise.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock necessary to satisfy tax withholding obligations arising exclusively from the vesting of restricted stock. This Policy does apply, however, to any market sale of restricted stock that has vested.

X.
Gifts of Company Securities

Gifts of Company Securities to or from Designated Persons are considered transactions subject to this Policy.

XI.
Transactions Not Involving a Purchase or Sale

Transactions in mutual funds, most exchange traded funds, index funds or similar funds that are invested in Company Securities are not transactions subject to this Policy.

EXHIBIT 19.1

XII.
Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short-Term Trading. Short-term trading of Company Securities may be distracting to you and may unduly focus you on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, it is against Company policy to engage in short-term or speculative transactions in Company Securities.

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that you lack confidence in the Company’s prospects. In addition, short sales may reduce your incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits officers and directors from engaging in short sales.

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that you are trading based on material nonpublic information and focus your attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and private exchange funds. Such hedging transactions may permit you to continue to own Company Securities obtained through employee benefit plans or otherwise but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company’s other stockholders. Therefore, you are prohibited from engaging in any such transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when you as the pledger are aware of material nonpublic information or otherwise are not permitted to trade in Company Securities, you are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If you determine that you must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures for Certain Designated Persons.”

XIII.
Additional Procedures for Certain Designated Persons

The Company has established additional procedures to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures apply to you only if you are a member of the Company’s Board of Directors or an officer or key employee that the Compliance Officer designates from time to time (the “Designated Persons”).

Pre-Clearance Procedures. If you are a Designated Person, then you, your Family Members and your Controlled Entities may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. You should submit a request for pre-clearance to the Compliance Officer at least two (2) business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction that you submit for pre-clearance and may determine not to permit the transaction. If you seek pre-clearance and permission to engage in the transaction is denied, then you should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction. When you make a request for pre-clearance, you should carefully consider whether you may be aware of any material nonpublic information about the Company. You should also indicate whether you have effected any non-exempt “opposite-way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. You should also be prepared to comply with SEC Rule 144 and file Form 144, if

EXHIBIT 19.1

necessary, at the time of any sale.

Quarterly Trading Windows. The Designated Persons, as well as their Family Members and Controlled Entities, may only conduct transactions in Company Securities during the four quarterly “Window Periods” beginning after the second full trading day following the Company’s press release announcing its quarterly or annual financial results and ending as follows: (i) for the Window Periods occurring during the first three quarters of the Company’s fiscal year (i.e., following the press release announcing financial results for the immediately preceding fiscal year or the immediately preceding first or second quarter), the final day of the tenth fiscal week of each such quarter; or (ii) for the Window Period occurring during the fourth quarter of the Company’s fiscal year (i.e., following the press release announcing the immediately preceding third quarter financial results), the final day of the sixth fiscal week of the fourth quarter, in all cases regardless of the timing of the press release. The Window Periods will be announced from time to time by the Compliance Officer (these will be subject to change as the earnings release dates change).

Event-Specific Trading Restriction Periods. From time to time, circumstances may occur that are or may be material to the Company and, in the judgment of the Compliance Officer, all or certain of the Designated Persons should refrain from trading in Company Securities even during a Window Period. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities without disclosing the reason for the restriction. The existence of an event-specific trading restriction period will not be announced to the Company as a whole and should not be communicated to any other person.

Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans described below under the heading “Rule 10b5-1 Plans.”

Compliance Officer Trades. If the Compliance Officer desires to complete any trades involving Company securities, he or she must first obtain the approval of the Chief Executive Officer of the Company.

XIV.
Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. To be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meet certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, it provides an affirmative defense that the purchase or sale of Company Securities was not made on the basis of material nonpublic information. Under this Policy, only Designated Persons may utilize Rule 10b5-1 Plans. For a Designated Person to comply with this Policy, the Compliance Officer must approve the Rule 10b5-1 Plan (and any modification, amendment or termination of a plan) in advance. In addition, a Rule 10b5-1 Plan must be entered into in good faith at a time when the Designated Person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the Designated Person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

A Designated Person submitting a Rule 10b5-1 Plan to the Compliance Officer for approval must submit it to the Compliance Officer no less than 10 days prior to adoption (or any modification or termination) of the plan. Any transactions under the Rule 10b5-1 Plan must commence at least 30 days after adoption (or any modification) of the plan, or such additional time as may be required by applicable rules and regulations (the “cooling off period”). For the Company’s Board of Directors and officers (as defined in Rule 16a–1(f)), the minimum cooling off period shall be the later of: (i) 90 days after the adoption (or any modification) of the plan; or (ii) two business days following the filing of the Company’s Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted or modified, not to exceed 120 days following adoption (or modification) of the plan. If a Designated Person has received advance approval of a Rule 10b5-1 Plan and has not modified or amended the plan, then this Policy does not require further pre-approval of transactions conducted pursuant to the approved Rule 10b5-1 Plan, unless otherwise required by Rule 10b5-1. Notwithstanding the foregoing, the Company reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Rule 10b5-1 Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company or fails to comply with Rule 10b5-1 as amended from time to time.

XV.
Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If you are in possession of material nonpublic information when your service terminates, then you may not trade in Company Securities until that information has become public or is no longer material.

EXHIBIT 19.1

XVI.
Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state and foreign enforcement authorities. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, your failure to comply with this Policy may subject you to Company- imposed sanctions, including dismissal for cause, whether or not your failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

XVII.
Company Assistance

If you have a question about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Compliance Officer, who can be reached by contacting the Company’s Legal Department.

XVIII.
Certification

This Policy will be delivered to all directors, officers, employees and designated outsiders, and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each individual subject to the Policy must sign an acknowledgment that he or she has received a copy of the Policy and agrees to comply with the Policy’s terms.

XIX.
Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in the Policy will be superseded by any greater prohibitions or restrictions under federal or state securities laws and regulations, such as short-swing trading prohibitions or restrictions on the sale of securities subject to Rule 144 under the Securities Act. Anyone who is uncertain whether other prohibitions or restrictions apply should contact the Compliance Officer.